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                     October 19, 2022

       Jing Zhuo
       Chief Financial Officer
       Integrated Media Technology Ltd
       Level 7, 420 King William Street
       Adelaide SA 5000 Australia

                                                        Re: Integrated Media
Technology Ltd
                                                            Form 20-F/A for the
Year Ended December 31, 2021
                                                            Filed April 29,
2022
                                                            File No. 001-38018

       Dear Jing Zhuo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing